Exhibit 99.1

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

CORPORATE PARTICIPANTS

Heather Turner Orexigen Therapeutics, Inc. - General Counsel

Mike Narachi Orexigen Therapeutics, Inc. - President & CEO

Preston Klassen Orexigen Therapeutics, Inc. - SVP of Development

Mark Booth Orexigen Therapeutics, Inc. - Chief Commercial Officer

Jay Hagan Orexigen Therapeutics, Inc. - Chief Business Officer

CONFERENCE CALL PARTICIPANTS

Charles Duncan Piper Jaffray - Analyst

Cory Kasimov JPMorgan - Analyst

Steve Byrne BofA Merrill Lynch - Analyst

Jason Butler JMP Securities - Analyst

Matthew Andrews Wells Fargo Securities - Analyst

PRESENTATION

Operator

Welcome to the Orexigen Therapeutics conference call. My name is Paulette and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Heather Turner, General Counsel. You may begin.

Heather Turner - Orexigen Therapeutics, Inc. - General Counsel

Good morning. Thank you for joining us. I’m joined on this call by Mike Narachi, Chief Executive Officer; Mark Booth, Chief Commercial Officer; Dr. Preston Klassen, Senior Vice President of Development; Jay Hagan, Chief Business Officer; and McDavid Stillwell, Vice President of Corporate Communications and Business Development.

Please note that all of the information discussed on the call this morning is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call, the Company’s Management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in today’s press release and the Company’s SEC filings, including the Form 10-Q the Company filed August 8, 2014.

The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, September 11, 2014. Orexigen undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call. I will now hand the call over to Mike Narachi, Orexigen’s Chief Executive Officer, to provide an overview of today’s call. Mike?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Thank you, Heather, and thank you for joining us today. We are thrilled that Contrave is finally approved. We like the profile of the drug as described on the label and we believe Contrave will be an important new therapeutic option for patients struggling with obesity. We have many details to discuss with you today, including the approved product label, some information regarding the post-marketing studies, the upcoming launch by Takeda, and a reminder of current and near-term financials, as well as some updates on the Takeda collaboration agreement.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Before I turn the call over to Preston, Mark, and Jay, I want to take just a minute to congratulate the entire Orexigen team. To those of you who have followed us closely, you know how much this team has accomplished and the hurdles we have overcome to bring this product to market. I’m incredibly proud. I also want to thank the patients, physicians, and collaborators who have worked so closely with us over the last few years. And I will now turn the call over to Preston.

Preston Klassen - Orexigen Therapeutics, Inc. - SVP of Development

Thanks, Mike. Just to reiterate what Mike said, we are extremely excited about the approval of Contrave and the addition of a new important therapeutic option for appropriate patients with obesity. As is customary with FDA-approved products, our communications around Contrave will cover certain aspects of Contrave’s prescribing information, including fair balance language around safety and efficacy. Full details, including important safety information about Contrave, can be found in the complete prescribing information available at Contrave.com.

As noted in yesterday’s press release by FDA, Contrave is a combination of two FDA-approved drugs, naltrexone and bupropion, in an extended release formulation. Naltrexone is approved to treat alcohol and opioid dependence. Bupropion is approved to treat depression and seasonal affective disorder and is an aid to smoking cessation treatment.

The exact neurochemical effects of Contrave leading to weight loss are not fully understood. However, non-clinical studies suggest that Contrave has effects on two separate areas of the brain involved in the regulation of food intake: the hypothalamus, which is an appetite regulatory center, and the mesolimbic dopamine circuit, which is an area associated with the regulation of behavioral reward pathways.

Contrave is indicated as an adjunct to a reduced calorie diet and increased physical activity for chronic weight management, in adult patients with an initial body mass index, or BMI, of 30 or greater, or in patients with a BMI of 27 or greater in the presence of at least one weight-related comorbidity, such as hypertension, Type 2 diabetes, or dyslipidemia.

Prescribing information contains two limitations of use. First, the effect of Contrave on cardiovascular morbidity and mortality has not yet been established. Second, the safety and efficacy of Contrave in combination with other products intended for weight loss have also not been established.

The approval of Contrave was based on efficacy and safety results from our robust clinical program, which included four double-blind, placebo-controlled Phase 3 trials, and importantly, the interim analysis of a large, blinded placebo-controlled cardiovascular outcome study, which excluded a hazard a ratio of 2.0, the pre-specified criteria set forth by FDA for the interim exclusion of cardiovascular risk. In total, over 13,000 patients have been evaluated in clinical studies of Contrave.

These trials have demonstrated that Contrave, along with diet and exercise, was significantly more effective than diet and exercise alone in helping patients lose weight and maintain that weight loss for up to one year. More patients on Contrave were able to achieve clinically significant levels of weight loss, such as 5% and 10% reductions in body weight, compared to placebo.

In addition to reductions in body weight, patients taking Contrave experienced improvements in waist circumference and lipid parameters; among patients with diabetes, glycemic control improved, as reflected by reductions in hemoglobin A1C. As noted in the full prescribing information, contraindications to Contrave include patients with uncontrolled hypertensions, seizure disorder, chronic opioid use, and use of MAO inhibitors.

Contrave prescribing information also contains a box warning for suicidal thoughts and behaviors, which applies to Contrave because one of its components, bupropion, is a member of an anti-depressant class, and neuropsychiatric reactions which have been reported in patients taking bupropion for smoking cessation. Warnings for a risk of seizure and increases in blood pressure and heart rate are consistent with bupropion labeling, and a warning for hepatotoxicity is consistent with naltrexone labeling and based on clinical trials and post-marketing experience for that drug.

In Contrave completed clinical studies, there were no cases of elevated liver transaminations greater than three times the upper limit of normal in conjunction with an increase in bilirubin greater than two times the upper limit of normal. The most common adverse reaction observed in clinical trials were nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth and diarrhea.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Importantly, in terms of differentiating our product from other new and commonly used weight loss drugs, FDA has determined that Contrave does not have abuse liability and therefore will not be classified as a DEA scheduled drug. Furthermore, Contrave does not have a risk evaluation and mitigation strategy, or REMS. Again, full Contrave prescribing information can be found at www.contrave.com.

As part of Contrave’s approval, Orexigen and Takeda have committed to conduct a number of expected post-marketing studies. First, there are a series of common and anticipated studies in obese pediatric patients, to evaluate the safety and efficacy of Contrave for weight management in pediatric populations. Second, there’s also a group of relatively small short-term trials, including a thorough QT study, single-dose PK studies in renal and hepatic impairment, and a drug-drug interaction study with an OCT2 substrate. And finally, a new cardiovascular outcomes trial will be conducted with a pre-specified goal to exclude a hazard ratio of 1.4, with the upper bound of the 95% confidence interval.

Regarding the cardiovascular trial of PMR, as we discussed in our call in June when we announced the three-month extension of FDA’s review, the Agency was considering a number of possible choices for constructing the PMR to further evaluate the effects of Contrave on cardiovascular outcomes. While we have successfully excluded a hazard ratio of 2.0 using the first interim analysis from the Light Study, the pre-specified statistical analysis plan for that trial did not contemplate final exclusion of 1.4 until the trial was complete and 378 events were collected.

After confirming that the results for the first interim analysis achieved the goal of ruling out the pre-specified risk for approval with no new safety signals, FDA, Takeda, Orexigen, and our DMC deliberated on the option for the Light Study to serve as the PMR for further assessment of the effects of Contrave on cardiovascular outcomes. All parties agreed that we would like to see more on drug cardiovascular endpoints for any further assessment, and that the Light Study, as currently designed, was predicted to contribute very few future on-treatment or on-drug events.

As a reminder, the Light Study discontinued patients from blinded study drug if they did not lose at least 2% of their body weight by week 16, although they remain in the study and contribute events. As a result, it is predicted that the majority of future events in this study will take place off study drug. One remedy for this would be to enroll additional subjects and perhaps truncate patient follow-up after study drug discontinuation. We estimate that at least 5,000 additional patients will be required for this remedy.

Another alternative, if such a large new cohort is being considered, would be to conduct a new trial. While a new trial would be more costly than adding 5,000 more patients to Light, it could also be beneficial in many regards. A critical factor in FDA’s decision between these options is their recent focus on data confidentiality issues for ongoing blinded trials, where interim analyses are used for regulatory filings.

In the case of the Light Study, the Agency expressed concern that the existing disclosures of the interim results, while made under strict obligations of confidentiality, could eventually result in widespread public knowledge of those findings and that may bias future conduct by sites or by patient themselves. The potential for other global regulatory agencies to publicly disclose the data, contributed to this general concern.

At the end of the day, continuing doing the Light Study unchanged was not an option due to the desire to achieve more on-study drug events and serious concerns over the potential risk of bias due to the theoretical possibility of public interim data disclosure resulted in the Agency’s post-marketing requirement for a new trial versus adding a cohort to the existing trial.

A new trial design needs to be worked out among Orexigen, Takeda, and FDA. As I mentioned, conducting a new study has some potential benefits. It could afford the opportunity to corroborate any results from the Light Study and allows Orexigen and Takeda to consider design details that could increase the likelihood of detecting cardiovascular superiority, as well as exploring other potential clinical benefits that may fit well within the context of lifecycle development plans for Contrave.

We committed to have a final protocol complete by April 2015 and the final study results by January 2022. Once a protocol is completed, we will be able to better articulate to you the potential value that the new cardiovascular study may bring to the overall program. In the meantime, the Light Study is ongoing, and 50% interim analysis is expected to occur early next year.

Once again, we are thrilled with the approval and we look forward to working with Takeda to make Contrave available to patients very soon. I’ll now turn the call over to Mark to briefly talk about the launch and commercial opportunity for Contrave.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Mark Booth - Orexigen Therapeutics, Inc. - Chief Commercial Officer

Thanks, Preston. Before we talk about the Contrave launch, I wanted to spend a minute discussing the obesity market. We remain very confident the obesity market represents a tremendous opportunity. It’s large, rapidly growing, and a vastly underserved market with approximately 100 million potential patients in the US. It’s also market with great potential, as only about 2 million of those 100 million patients are being treated with FDA-approved pharmaceutical options today.

Consider that less than two years ago, there hadn’t been a new anti-obesity drug since 1999, when Roche launched Xenical. Promotion and education was virtually nonexistent. Reimbursement coverage was low and the medical value of modest weight loss in obese patients was not well understood.

Now consider what is changed. With the Contrave launch by Takeda, there will be three branded anti-obesity prescription drugs on the market, with a total of approximately 1,600 total sales representatives educating physicians in the obesity space. If the Novo Nordisk drug gets approved, there will be another well-resourced product driving increased awareness.

Formulary coverage has gone from about 40% to over 60%, with estimates of over 70% by early next year. The medical value of weight loss is being recognized and acted upon, as evidenced by the AMA’s decision to classify obesity as a disease, and the American Association of Clinical Endocrinologists guidelines, which strongly emphasize weight loss for appropriate patients.

Contrave is launching into an evolving market that is making positive strides and Takeda has had the benefit of watching this market unfold for the past two years. During that time, they have come to know the obesity market and Contrave extremely well. They’ve put together a launch plan that is designed to successfully grow Contrave and the market.

Of note, Takeda has informed us that Contrave will be carried by a sales force of approximately 900 sales representatives, and further supported by Takeda’s extensive managed care teams. This sales force size and structure will provide market-leading share-of-voice and optimize physician reaching frequency to a large and high potential audience of primary care physicians and specialists.

From an audience standpoint, about one-half of the target physicians have already embraced the need for anti-obesity therapeutics and are current writers of branded obesity drugs. The other one-half of the targets are high-potential non-writers that we believe already understand the value of weight loss in key patient types, will appreciate the Contrave offering, and are critical to growing the market. Contrave’s messaging and positioning has been developed through extensive market research and is well-aligned with Contrave’s profile and the needs of the marketplace.

We are also very impressed with some of the new and innovative tactics Takeda is planning for the Contrave launch. For competitive reasons, I won’t talk about them in detail at this time; however, I do look forward to discussing them in a call post-launch.

In terms of the launch, with approval in hand, the Takeda team is moving very quickly on a host of activities to prepare for Feet on the Street, which is their term for sales representatives actively calling on and educating physicians. And while far from a complete list, sales aids and marketing materials are in process; managed care accounts are being called on and profiled; speakers will be trained from medical education events. The launch load has been delivered and will be packaged. After that, pharmacies will be stocked, sales trainings ongoing, and a national launch meeting has been planned. From a timing standpoint, Takeda expects to launch Contrave this fall.

In closing, the teams have worked very well together to develop an outstanding Contrave launch plan. Now it’s time for Takeda to execute. We are confident, we are excited, and we’re ready to go. I will now turn the call over to Jay.

Jay Hagan - Orexigen Therapeutics, Inc. - Chief Business Officer

Thanks, Mark. Today I will cover some key financial and operational activities related to our transition from a development stage Company to a commercial one, and to take a moment to remind you of key aspects of our collaboration agreement with Takeda. Between today’s approval and the first commercial sale of Contrave, we will earn $100 million in milestone payments. The first $30 million of that is payable upon today’s approval of Contrave.

We have already shipped the launch load to Takeda. Once Takeda completes packaging and ships drug product to wholesalers, expected in the coming weeks, we will earn an additional $70 million milestone payment. These payments are due within 30 days of their triggering event. Regarding royalty payments, we will earn 20% to 35% of net sales. We are also eligible to receive up to $880 million in sales-based milestones.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Takeda is responsible for all commercialization expenses and reimburses Orexigen for all third-party manufacturing costs. Orexigen has the right to co-promote Contrave, with Takeda reimbursing Orexigen for a certain percentage of our sales force effort. Orexigen would be required to give to Takeda six months notice before commencing any co-promotion of the product. Our current plan is to support the launch with manufacturing and ongoing clinical work and continue to evaluate opportunities where exercising the co-promotion option would result in a positive return on investment.

Regarding post-approval development expenses, Orexigen is responsible for the first $60 million in post-approval development expenses. Takeda will play Orexigen $15 million per year in 2015, 2016, and 2017 in anniversary milestones. After the first $60 million is incurred, the two companies share in certain other post-approval development expenses: 50%/50% for safety studies; and 75% Takeda, 25% Orexigen for any other studies, such as lifecycle investments.

As far as of the estimated cost and timelines for the PMRs and PMCs Preston outlined, we estimate continuation of Light would cost up to approximately $50 million through 2018 if run to completion. The other non-CV PMRs and PMCs, such as the pediatric plan, are estimated to total less than $50 million and would be spent over the next 10-plus years, with much of that expense starting after 2020.

Recently, with the expectation of the approval and launch, Orexigen and Takeda have had a chance to reflect upon and begin to implement various aspects of the partnership agreement that was signed back in 2010. We are very happy with the overall agreement, and I would like to update you on our progress and some changes and clarifications that have just recently been agreed upon in a non-binding terms sheet, which we expect to finalize in a definitive amendment to the collaboration agreement.

First, you may have noted that on Monday we completed a manufacturing services agreement that we wanted to have in place prior to approval and first commercial sale. We have completed pharmacovigilance and quality agreements and also agreed how to share or transfer responsibilities to effectively implement the developed program that Preston outlined, including plans for the NDA and IND transfer.

As I just stated, we have multi-year sales and marketing commitments, with escalating royalties between 20% and 35% and milestones up to $880 million, based on increasing net sales. Takeda is firmly committed to Contrave, as evidenced by these significant terms, and is excited to launch Contrave with their full contractual effort.

In this non-binding term sheet, we have agreed with Takeda that if, for some unexpected reason, sales were to fall below an agreed-upon minimum, that we would give Takeda some flexibility on their commercial commitments. Specifically, while they are bound to their full commercial commitments for the first 18 months, they could use commercially reasonable efforts after that time, if first-year sales fell below a minimum threshold. Neither Takeda nor Orexigen expects that to happen.

As Preston also discussed, the FDA has required a new cardiovascular outcomes trial, post-approval. After consulting with Takeda, we have agreed to fund the new CVOT, with Orexigen and Takeda sharing certain incremental costs 50%/50% if we agree to upsize the trial to increase the likelihood of detecting superiority, in exchange for future payments should certain success milestones be achieved.

While the final details of the trial design and costs still need to be worked out, assuming a trial design that would cost approximately $150 million to $200 million, which is similar in size and cost to Light in total, means that this agreement to fund the CVOT PMR would incrementally increase Orexigen’s expenses in years 2016 through 2021 compared to our prior assumptions by approximately $10 million to $20 million per year on average.

If successful, Takeda has agreed to pay Orexigen additional milestone payments totaling up to $105 million over a multi-year period. Success in qualifying for these additional milestones would be achieved if the FDA grants a claim for cardiovascular risk reduction, providing that no generic competitors enter the market and Contrave sales meet or exceed a minimum level.

Finally, Takeda has agreed to take on the operational responsibilities and staffing to conduct all of the post-marketing studies, so this will not impact our fixed infrastructure costs, so Orexigen will remain a lean operation. You may recall that based on the Light Study interim results, we were able to file new patents that could potentially extend Contrave’s exclusivity out to 2034. With these patents in mind, we see value in the new cardiovascular outcomes trial study that continuation of the Light Study alone could not likely achieve.

With these changes we have further aligned our partnership for success and look forward to the first well-resourced primary care launch of an obesity therapeutic in over a decade. So in summary, with these approval-related milestones, we would expect to end the year with more cash than we started with, which was approximately $177 million.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

With that, I will turn the call over to Mike for closing comments. Mike?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Thanks, Jay. This is a great moment for Orexigen; a US approval, a strong balance sheet, and the anticipated successful launch of Contrave will create a solid foundation for our Company. Our near-term focus includes completion of the European review of the Contrave MAA, with a decision expected later this year; opportunities to file in other key geographies, afforded now by the US approval; and securing a great rest-of-world commercial partner. This platform, created by Contrave, gives us plenty of great options to consider for growing the Company from this strong base.

Now we welcome any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Charles Duncan, Piper Jaffray.

Charles Duncan - Piper Jaffray - Analyst

Good morning, guys. First of all, congratulations on the approval.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Thank you.

Charles Duncan - Piper Jaffray - Analyst

Long and winding road, but I’m wondering what your thoughts are on the label, both in terms of breadth and safety considerations, in comparison to other drugs. And then I wanted to ask you about the messaging of suicidality?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

I can let Preston answer the specifics, but I will just remind the audience that most of what’s in the label was expected and predicted many years ago, because a lot of the information on safety is related to what’s in the label for the constituent drugs, bupropion and naltrexone. Preston, the specifics on the question on the neuropsych?

Preston Klassen - Orexigen Therapeutics, Inc. - SVP of Development

Sure, Charles. Could you put a little more context around your question?

Charles Duncan - Piper Jaffray - Analyst

Yes. Not all surprised on that call out, but I’m wondering, do you see this as a risk to adoption and how will it be — how do you, just broad strokes, how will that be addressed to the market?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

I’m sorry. I thought it was a clinical question. Maybe I will take it on adoption and let Mark add color. I’ll just remind the audience that these are elements that are in the bupropion label, and we estimate that bupropion today is still, as a successful generic antidepressant, used in about 7 million Americans. For seasonal affective disorder, depression, and smoking cessation, it’s been a successful legacy drug.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Mark Booth - Orexigen Therapeutics, Inc. - Chief Commercial Officer

The only I would add to that, Charles — this is Mark — is in all the market research that we’ve done, the comfort level that physicians have with bupropion is a plus. There’s a lot of comfort and confidence in the drug.

Charles Duncan - Piper Jaffray - Analyst

Okay. That is consistent with our own diligence. The last question that I have and then I’ll hop back in the queue is, in terms of the co-promote triggers, I know that you said that you’ll be evaluating that, but are there any specific sales milestones or perhaps strategic considerations that you could lay out for us?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

The most important one is the one Jay outlined, a positive ROI. So while Takeda reimburses us for a portion of our field force costs, remember that we would be contributing to total sales and therefore earning back incremental royalties for any sales we can generate. So it’s pretty easy for us to do the math on how much would that incremental field force need to generate before we broke even and then for it to contribute to positive ROI.

We’ve discussed in the past, the places that would be interesting to go is where there are opportunities that are untapped by the totality of the Takeda 900 representative field force. Obviously, those things get a lot easier in terms of ROI if you have more than one product.

So the way we look at this is you would have plenty of notice, as investors and analysts, because of the triggers that we need to notify Takeda before we would do it and it would come along with where we grow the Company from here. So no short-term plans; we’re just highlighting that, that option exists and we will use it as we navigate our future.

Charles Duncan - Piper Jaffray - Analyst

Excellent. Thanks, Mike, for the added color.

Operator

Cory Kasimov, JPMorgan.

Cory Kasimov - JPMorgan - Analyst

Thanks guys and let me add my congratulations on the approval. A couple of questions for you. First of all I’m wondering, I’m just interested on your perspective on how significant of an advantage you believe it is not being a scheduled drug like the other products out there? And maybe what the sampling strategy might be, if you can comment on that at this point?

Mark Booth - Orexigen Therapeutics, Inc. - Chief Commercial Officer

Hi. It’s Mark. We see not being scheduled as a big point of differentiation. As you can tell by the type of launch we have orchestrated with Takeda, with them going out with 900 sales representatives, we view the way you be successful in this market place is through primary care — specialist will be important, too — and primary care physicians love samples. So sampling is a part of the tactical plan. I’m not going to get into specifics, but we see it as a big advantage and big driver in Contrave use as the drug is launched.

Cory Kasimov - JPMorgan - Analyst

Okay. Then, now that Contrave is approved, are there any views you can share on the potential strategy of combining it with, or evaluating the combination with some of Takeda’s diabetes offerings?

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Yes. This is Mike. The overall lifecycle plan is in process, if you will. Lots of evaluation going on for new indications and how that fits with the new cardiovascular post-marketing trial. You can imagine that we are figuring out now how to put the pieces together to maximize the value of the total program, as well as Orexigen thinking about how that may improve the total value of the global program.

So I can’t really say anything other than what we said in the past. It looks incredibly valuable to go pursue a diabetes indication for the product and it also looks incredible valuable to put fixed dose combination of Contrave plus diabetes drugs into the mix. These discussions are not only ongoing with Takeda, but also as we dialogue with potential rest-of-world partners how that would evolve for the total development program.

Cory Kasimov - JPMorgan - Analyst

All right. Great. Thanks for taking the questions.

Operator

Steve Byrne, Bank of America.

Steve Byrne - BofA Merrill Lynch - Analyst

I’m trying to understand what the issue is with the Light Study. Is the concern that too many of the events will occur after patients discontinue off-drug or is it because too many of the events were expected to be in the placebo arm?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

I will start. Preston covered it. There are two concerns that drove the decision to have a new cardiovascular outcomes trial for the post-marketing requirements and in the post-marketing phase. The one that you mentioned, as you may recall, the design of the Light trial essentially kicked patients off blinded study drug if they didn’t achieve enough weight loss at week 16 or for blood pressure triggers.

It was designed as a real-world test, which we expect those kinds of discontinuations would happen in the real world if you didn’t lose weight. That was a great design for generalizing the overall safety experience for what we would see in the marketplace. For further evaluation, and if you wanted to look at the effects of Contrave while on study drug for cardiovascular outcomes, you would want to increase the number of events that occurred on-drug, versus the majority of the events, now in the future of the Light trial will occur off drug, by virtue of the design.

That was one factor driving the decision. The other and the essential, because we could have easily then just added more patients into the Light trial to satisfy that on- and off-treatment dynamic.

The other was data conventionality. And as people who have been following this in the last year or two, regulators and sponsors encounter challenges when using interim data from ongoing blinded trials for regulatory submissions.

Both regulators and sponsors have pressures, policies, legal standards that typically drive public disclosure of all information important to our products. This competes with the pressures for data confidentiality to maintain the blinded ongoing trials.

As Preston noted, even with confidential disclosure for regulatory submission, FDA was concerned that, that could eventually lead to broader public dissemination of the information. So that data confidentiality issue was also key. There has only been two cases now where drugs have been approved using interim analyses from ongoing blinded trials that we’re aware of, and in both of those cases, the final result was projected to be available and made public very, very soon after the regulatory approval.

Each case is specific. In our case, the choice was made for a new study to satisfy the PMR and we’re confident we can execute study well and that value can be generated from this new trial, depending on how we fit it in with our overall lifecycle program. I know that’s a long answer, but I wanted — I’m sure many people are going to have the same question so I wanted to give a broad overview. Preston, do have a thing to add to that?

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Preston Klassen - Orexigen Therapeutics, Inc. - SVP of Development

No.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

All right. Steve, does that give you a full picture for the factors that went into the decision?

Steve Byrne - BofA Merrill Lynch - Analyst

Yes, it helps. Does that mean a new cardiovascular study would not have interim analyses?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Preston?

Preston Klassen - Orexigen Therapeutics, Inc. - SVP of Development

It’s Preston. That would be the case. These types of studies always have PMCs that follow and there are planned interim analyses, but this would not be the case, as with Light, where you would need to do an interim analysis for a regulatory purpose such as an approval.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Interim analyses in most trials follow more or less an academic model. For a very small number of people, typically often only the DNC and no one in the sponsor looks at the information. That is the model you expect for the post-marketing study.

Steve Byrne - BofA Merrill Lynch - Analyst

So is there any potential for the Light Study to generate a superiority result?

Preston Klassen - Orexigen Therapeutics, Inc. - SVP of Development

This is Preston again. As with all of these cardiovascular outcomes studies, and the Light, as you know, is primarily designed as a non-inferiority in terms of the first analysis. There’s always an opportunity to also test for superiority should the circumstances warrant. Obviously, we’re not going to go into a detailed conversation about the interim results. Those are confidential. But just as a general concept, all cardiovascular outcome studies have the opportunity to test for superiority should the data support it.

Steve Byrne - BofA Merrill Lynch - Analyst

And then I just have one more and that is, does Takeda plan to use something like WeightMate, that this web-based program that you implemented as part of the Light, and whatever that is the choice there, are there any estimates as to what fraction of patients would lose the 5% weight loss at 12 weeks?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

I’ll let Preston answer the second part of the question of what kind of people are having responses in our experience, when you can find behavior change with the pharmacotherapy. And thanks for asking the question, because we’ve done three now, randomized trials using behavior change programs as an adjunct to Contrave. Obviously, the results are much better when you put the two together than taking the therapy alone or doing behavior change alone.

I will let Mark answer the question relative to what we’re going to do and what Takeda is planning for the market place.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Mark Booth - Orexigen Therapeutics, Inc. - Chief Commercial Officer

It ties into, Steve, when I mentioned we’re impressed with some of the unique tactics Takeda is going to roll out. I don’t want to spill the beans on it, but we’re very intrigued with the BMOD program that they will be using in conjunction with educating physicians on Contrave. As Mike mentioned, that’s how the label is written; that’s how drug will be promoted.

We’ll be focusing on completer data from the COR-BMOD study that we did. In that trial, when you combine Contrave with behavioral modification, resulted in double-digit weight loss.

You’re look at about average of 11.5% weight loss sustained over a year. That’s why it’s very important, because all of our market research shows that physicians are most interested in the weight loss that they can expect from patients who are both ready to change and willing to stay on medication.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

We’re going to all be excited to see how the product plus the program rolls out together.

Steve Byrne - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

Jason Butler, JMP Securities.

Jason Butler - JMP Securities - Analyst

Hi. Thanks for taking the question. Let me add my congratulations, as well.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Thank you.

Jason Butler - JMP Securities - Analyst

Just for the Light Study, now that essentially you’ve taken off the table with FDA, the risk of disclosure, how do you think about potentially disclosing data from that trial, either if you continue it through to completion or don’t continue it through completion?

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Some of the details of the utility of the ongoing Light trial and the plan operationally for the trial, including disclosure, are under discussion. But right now our plan is to let that trial continue. As Preston said, the 50% interim is due very soon. The events accruing towards that 50% interim are due very soon and we expect the analysis to be ready for early next year and there are some pre-specified analyses that are going to take place that would be important.

So we will have to wait and see how that plays out. We’re also going to have to wait and see how disclosure plans play out with regulators where we submitted the information. Because, as I said regulators, like the US has, in the code of federal regulations, requirements for data disclosure for important information from products and that competes with the desire for maintaining blinded ongoing trials.

The same is true in Europe, where Europe has a policy for data disclosure and dissemination of actual individual patient information that’s anonymized for anything that is submitted for regulatory approval that went into effect earlier this year. So we’ll have to see how that plays out. With or without success in Europe, those policies go into effect.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Regarding disclosure, it’s a bit of a let’s wait and see how it goes from the regulatory side, and then Takeda and Orexigen, right now, our currently plans are to continue Light in a blinded fashion.

Jason Butler - JMP Securities - Analyst

That is helpful. Thanks. Then just a quick question for Mark. Based on the information you’ve gathered from the launches of other obesity drugs, can you talk to us about how you view the market to be promotionally sensitive or not, or to what extent the market is promotionally sensitive?

Mark Booth - Orexigen Therapeutics, Inc. - Chief Commercial Officer

I’d just say the market is highly promotional-sensitive and we believed this from day one, especially a market, that as I talked about, was barren for a long period of time. Promotion is key and that’s why we struck the type of deal that we did with Takeda. Takeda was in agreement and that’s why they’ve put the commitment in place that they did.

So for the first time, we’re going to see what a really well-resourced obesity launch can look like and what it’s going to do and we’re excited see how that plays out and we are confident in how it is going to play out.

Jason Butler - JMP Securities - Analyst

Great. Thanks for taking the questions and congratulations, again.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Thank you.

Operator

(Operator Instructions)

Matthew Andrews, Wells Fargo Securities.

Matthew Andrews - Wells Fargo Securities - Analyst

Good morning. Thank you for taking the questions. Congratulations. I have two, one for Mark, and one for Preston or Mike. Mark, could you just talk about where Contrave will be positioned in the Takeda reps detail? Would it be before or after NESINA? And to what extent does the physician that would detailed drive this?

Second question, Mike, related to your lifecycle management strategy around diabetes indication. At this time, do you believe Light could still as a CVOT to satisfy FDA for pursuing this indication? Or do you think that this will really now be paced by the new outcome study that you’ve announced?

Mark Booth - Orexigen Therapeutics, Inc. - Chief Commercial Officer

Why don’t I start. Our deal with Takeda, all of the calls are either — have to be primary calls, which is the first call, obviously, out of the bag or a secondary. So it is a mix and I won’t get into the specifics of that mix, but the majority of the calls are primary calls.

Then the same sales force that’s carrying Contrave will also carry their diabetes, their NESINA family of products. As we’ve talked about before, we see a lot of synergy in that combination with that sales representative.

SEPTEMBER 11, 2014 / 12:30PM GMT, OREX - Orexigen Therapeutics Conference Call

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

For the second part of your question, Matt, obviously we can’t disclose the result from the interim analysis, but we’re confident that because the vast majority of patients in the Light trial have Type 2 diabetes that, that interim results should suffice for the approval hurdle for a diabetes drug from a cardiovascular risk assessment status. To get a diabetes indication, we estimate that we would have to complete a 26-week Phase 3 program, maybe one or two trials, depending on how we wanted to position the drug and what other [comparators] we wanted to study it against.

The difficult part of a diabetes indication for any sponsor in the United States is to satisfy the risk exclusion hurdles for cardiovascular risk. We believe that the Light trial would satisfy that hurdle for the first hurdle, which in diabetes is to rule out 1.8. That needs to be discussed with the FDA.

Then the second hurdle, we would rely on the second trial for that second hurdle, and not the Light trial, for the issues that we discussed — a lot of events are now off-drug, et cetera, so the longer-term assessment would be better done with the second trial.

And that’s part of the reason — I want to make sure because we’re seeing this question pop up on some of the Internet questions — that’s part of the reason that we agreed to fund the cardiovascular post-marketing requirement, with Takeda sharing equally in any incremental cost, to upsize the trial for superiority, with $105 million in back-in success milestones paid to Orexigen.

We agreed to fund that because it allows us to better align the partnership with Orexigen’s ambitions, with where we want to take the overall global program, which is related to your question. Those couple of updates to the partnership agreement allowed us to reflect on where we were, since signing in 2010, and then to make a few changes to get better alignment with where we want to go from here.

Matthew Andrews - Wells Fargo Securities - Analyst

Okay, great. Thank you. And just one for Preston, where do things stand with the submission of the responses to the 180-day questions for MAA. Is that still on pace for filing by the end of this month?

Preston Klassen - Orexigen Therapeutics, Inc. - SVP of Development

Absolutely.

Matthew Andrews - Wells Fargo Securities - Analyst

Okay. All right. Thank you. Congratulations, again.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

Thank you.

Operator

We’re showing no further questions. I will now turn the call back over to Mike Narachi for closing remarks.

Mike Narachi - Orexigen Therapeutics, Inc. - President & CEO

All right. I just want to thank everyone, not only for your interest today, but for those of you who have been with us for the long haul. It’s been a long road. There have been a lot of hurdles to overcome. I just want to reiterate, not only my thanks to all of you and our share owners, but how proud I am of the team for navigating this and getting us to this day. Great job, team.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.